Exhibit 99.1

EzFill Announces 2023 Third Quarter Financial Results

— Revenue Increased 51% year over year to $6.2 Million From $4.1Million —

— Approx. 1.5 Million Gallons Delivered, Up 49% From Prior Year –

— 25 New Commercial Customers Added in Quarter —

— Net Loss Decreased by Approx $1.8 Million, Down 58% From Prior Year —

MIAMI, FL, November 15, 2023 – EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, announced today its financial results for the three-month period ended September 30, 2023 (“3Q23” or “third quarter 2023”).

Q3 23 Highlights (in USD, except gallons delivered)

	Q3 2023	Q3 2022
Financial Highlights
Revenue	$6,163,682	$4,091,403
Net loss	$(2,226,738)	$(4,076,409)
Adjusted EBITDA*	$(1,162,140)	$(3,293,330)
Operating Highlights
Total Gallons Delivered	1,486,199	994,447

* See end of this press release for reconciliation to US GAAP

Commenting on the third quarter results, Interim CEO Yehuda Levy stated, “Our third quarter financial results reflect improvement in both the comparison to the prior year third quarter, and sequentially from the second quarter of 2023. Of particular note is that we increased our revenue to another record in the third quarter of 2023, with an increase in gallons delivered by 49% year over year and we increased our margins by $0.14 per gallon. We continue to grow our commercial business, adding 25 new commercial accounts in the third quarter of 2023, bringing our total to 79 new accounts for the year.

“We continue to work on reducing our overall expenses and improving our operations. The team has helped achieve another quarterly record for revenues.”

Third Quarter 2023 Financial Results

During the third quarter of 2023, the Company reported revenue of approximately $6.2 million, up from aproximately $4.1 million in the prior year period, a 51% increase, primarily due to a 49% increase in gallons delivered. Total gallons delivered in the third quarter of 2023 were 1,486,199 compared to 994,447 in the prior year period, reflecting new customers in existing and new markets, as well as expansion of certain existing customers to new markets. Average fuel margin per gallon was $0.57 for the quarter an increase of $0.14 per gallon from the prior year period.

Cost of sales was aproximately $5.8 million for the third quarter of  2023 compared to approximately $4.2 million for the prior year period. The increase from the prior year reflects the increase in sales as well as the hiring of additional drivers, primarily in new markets and the cost of fuel.

Operating expenses, excluding depreciation and amortization, were approximately $1.6 million for the third quarter of 2023, compared to approximately $3.5 million in the prior year period and $2.4 million in the prior quarter. The decrease was primarily due to decreases in payroll, technology expenses, stock compensation and public company expenses as we continue to achieve efficiencies in our operations.

Depreciation and amortization decreased to $0.28 million in the third quarter of 2023 from $0.48 million in the prior year period due to the write-off of intangibles in 2022.

Interest expense increased in the current year due to increased outstanding debt.

The net loss in the third quarter of 2023 was $(2.2) million, compared to $(4.1) million in the prior year period. Loss per share decreased in the quarter down to $(0.58) from $(1.23) in the prior year period.

Adjusted EBITDA loss in the third quarter of 2023 was $(1.2) million as compared to Adjusted EBITDA loss of $(3.3) million in the third quarter of 2022. The improvement in adjusted EBITDA reflects both the improved margin and the operating cost efficiencies.

As previously reported, on April 26, 2023, the Company effected a 1:8 reverse stock split of its common stock. All share and per share amounts have been retroactively restated to reflect the reverse stock split.

About EzFill

With the number of gas stations in the U.S. continuing to decline, corporate giants such as Shell, Exxon, GM, Bridgestone, Enterprise, and Mitsubishi have recognized the increasing shift in consumer behavior and are investing in the fast growing on-demand mobile fueling industry. As the only company to provide fuel delivery in three vertical segments - consumer, commercial, and specialty including marine, we believe EzFill is well positioned to capitalize on the growing demand for convenient and cost-efficient mobile fueling options.

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

For further information, please contact:

Investor and Media Contact

Telx, Inc.

Paula Luna

Paula@Telxcomputers.com

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use non-GAAP measures. Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three months ended September 30, 2023 and 2022

	Three Months Ended September 30,
	2023	2022
Net loss	$(2,226,738)	$(4,076,409)
Interest expense	622,777	29,721
Depreciation and amortization	278,442	480,632
Stock compensation	158,379	272,726
Adjusted EBITDA	$(1,162,140)	$(3,293,330)

Gallons delivered	1,486,199	994,447
Average fuel margin per gallon	$0.57	$0.43

	For the Three Months Ended September 30,
	2023	2022

Sales – net	$6,163,682	$4,091,403

Costs and Expenses
Cost of sales	5,813,957	4,208,155
General and administrative expenses	1,684,340	3,476,261
Depreciation and amortization	278,442	480,632
Total Costs and Expenses	7,776,739	8,165,048

Loss from operations	(1,613,057)	(4,073,645)

Other income (expense)
Interest income	9,096	26,957
Interest expense	(622,777)	(29,721)
Loss on sale of marketable debt securities	-	-
Total other income (expense) – net	(613,681)	(2,764)

Net loss	$(2,226,738)	$(4,076,409)

Loss per share - basic and diluted	$(0.58)	$(1.23)

Weighted average number of shares - basic and diluted	3,816,332	3,310,135

Comprehensive loss:
Net loss	$(2,226,738)	$(4,076,409)
Change in fair value of debt securities	-	66
Total comprehensive loss:	$(2,226,738)	$(4,076,343)

EzFill Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

	September 30, 2023	December 31, 2022
	(Unaudited)	(Audited)

Assets

Current Assets
Cash	$405,230	$2,066,793
Investment in debt securities	-	2,120,082
Accounts receivable - net	1,326,133	766,692
Inventory	183,271	151,248
Prepaids and other	357,929	329,351
Total Current Assets	2,272,563	5,434,166

Property and equipment - net	3,715,860	4,589,159

Operating lease - right-of-use asset	354,601	521,782

Deposits	53,017	52,737

Total Assets	$6,396,041	$10,597,844

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable and accrued expenses	$1,141,624	$1,256,479
Accounts payable and accrued expenses - related parties	31,815	-
Line of credit	-	1,000,000
Notes payable - net	818,629	811,516
Notes payable - related parties - net	3,145,997	-
Operating lease liability	238,042	230,014
Total Current Liabilities	5,376,107	3,298,009

Long Term Liabilities
Notes payable - net	742,053	1,198,380
Operating lease liability	140,375	316,008
Total Long Term Liabilities	882,428	1,514,388

Total Liabilities	6,258,535	4,812,397

Commitments and Contingencies

Stockholders’ Equity
Preferred stock - $0.0001 par value; 5,000,000 shares authorized none issued and outstanding, respectively	-	-
Common stock - $0.0001 par value, 50,000,000 shares authorized 3,962,461 shares issued and 3,812,461 shares outstanding at September 30, 2023 and 3,335,674 shares issued and outstanding at December 31, 2022	396	334
Additional paid-in capital	42,026,591	40,674,864
Accumulated deficit	(41,889,481)	(34,845,161)
Accumulated other comprehensive loss	-	(44,590)
Total Stockholders’ Equity	137,506	5,785,447

Total Liabilities and Stockholders’ Equity	$6,396,041	$10,597,844